Exhibit 99.1

Contact: Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR FIRST QUARTER OF FISCAL 2012

LAUREL, Miss. (February 28, 2012)—Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the first fiscal quarter ended January 31, 2012.

Net sales for the first quarter of fiscal 2012 were $517.8 million compared with $427.7 million for the same period a year ago. For the quarter, the company had a net loss of $8.0 million, or $0.36 per share, compared with a net loss of $33.6 million, or $1.52 per share, for the first quarter of fiscal 2011.

“Our results for the first quarter of fiscal 2012 reflect improved, but still challenging, conditions for our industry,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “We experienced higher poultry market prices than the same period a year ago. While retail demand for chicken has remained steady, we continue to see weak food service demand, and we believe food service demand will remain under pressure until the national employment environment improves. Weak food service demand and ample supplies continue to weigh on market prices for boneless breast meat produced at our food service plants. While grain prices have retreated from the highs they set last fall, we also experienced higher feed costs during the first quarter, and this continues to affect our profitability.”

According to Sanderson, market prices for poultry products were higher during the first quarter of fiscal 2012 compared with the same period of fiscal 2011. A simple average of the Georgia dock price for whole chickens was approximately 5.3 percent higher in the Company’s first fiscal quarter compared with the same period in 2011. Boneless breast meat prices during the quarter were approximately 7.9 percent higher than the prior-year period. The average market price for bulk leg quarters increased approximately 41.4 percent for the quarter compared with the same period last year. Jumbo wing prices, which averaged $1.43 per pound, were higher by 44 percent compared with last year’s first fiscal quarter. The Company’s average feed cost per pound of poultry products sold increased 16.7% compared to the first fiscal quarter of fiscal 2011, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 11.6 percent and decreased 1.2 percent, respectively, compared with the first quarter of fiscal 2011.

“Market conditions steadily improved during our first fiscal quarter compared with last year’s first quarter and compared with our fourth quarter of fiscal 2011, and the Company was profitable in January,” Sanderson added. “However, we continue to experience high grain prices, especially for corn. Corn supplies are at their tightest level in 15 years, which will likely keep upward pressure on grain costs at least until the market gets some visibility into the quantity and quality of the 2012 crops.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2012

February 28, 2012

“Egg sets and pullet placement data indicate lower chicken production numbers over the short term, and the USDA currently estimates the industry will produce 2.9 percent fewer pounds during calendar 2012 when compared to calendar 2011. The effect this expected supply will have on chicken market prices will depend on demand, although we are encouraged by the lower production numbers. While we expect a seasonal increase in demand as we move into the spring and summer months, which are typically a period of higher demand for our products, we do not believe food service demand will pick up significantly until we begin to see meaningful improvement in the employment outlook for under and unemployed Americans.

“Our balance sheet at January 31, 2012, reflects refundable income taxes at January 31, 2012, of approximately $102.1 million, $82.7 million of which relates to a federal income tax refund due as a result of the Company’s fiscal 2011 net loss. The Company received that refund on February 27, 2012, and will use the proceeds of the refund to reduce outstanding borrowings under its revolving credit agreement,” Sanderson concluded.

Sanderson Farms will hold a conference call to discuss this press release today, February 28, 2012, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through March 9, 2012. Those without Internet access may listen to the call by dialing 888-812-8522; confirmation code 4218913.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to those discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended October 31, 2011, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, either of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2012

February 28, 2012

(5) Various inventory risks due to changes in market conditions including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories, requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could impact the supply of feed grains.

(12) Failure to respond to changing consumer preferences.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. The factors described above cannot be controlled by the Company. When used in this press release or in the related conference call, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include statements of the Company’s belief about future earnings, grain prices, supply and demand factors, and other industry conditions.

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Sanderson Farms Reports Results for First Quarter of Fiscal 2012

February 28, 2012

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended January 31,
	2012	2011
Net sales	$517,826	$427,732
Costs and expenses:
Cost of sales	509,004	436,639
Live inventory adjustment	0	22,300
Selling, general and administrative	17,903	20,411

	526,907	479,350

Operating loss	(9,081)	(51,618)

Other income (expense):
Interest income	2	21
Interest expense	(2,962)	(456)
Other	(564)	29

	(3,524)	(406)

Loss before income taxes	(12,605)	(52,024)
Income tax benefit	(4,616)	(18,468)

Net Loss	$(7,989)	$(33,556)

Basic loss per share	$(0.36)	$(1.52)

Diluted loss per share	$(0.36)	$(1.52)

Dividends per share	$0.17	$0.17

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Sanderson Farms Reports Results for First Quarter of Fiscal 2012

February 28, 2012

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	January 31,	October 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,851	$11,075
Accounts receivable, net	89,165	94,021
Inventories	214,692	211,753
Refundable income taxes	102,124	88,512
Deferred income taxes	3,632	6,357
Prepaid expenses and other current assets	27,095	26,240

Total current assets	440,559	437,958

Property, plant and equipment	955,393	939,535
Less accumulated depreciation	(448,584)	(434,030)

	506,809	505,505

Other assets	4,496	5,058

Total assets	$951,864	$948,521

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$96,910	$102,556
Current maturities of long-term debt	11,106	11,106

Total current liabilities	108,016	113,662

Long-term debt, less current maturities	288,496	273,670
Claims payable	3,300	3,300
Deferred income taxes	55,467	50,989
Stockholders’ equity:
Common stock	22,253	22,228
Paid-in capital	132,724	131,172
Retained earnings	341,608	353,500

Total stockholders’ equity	496,585	506,900

Total liabilities and stockholder’s equity	$951,864	$948,521

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